Exhibit 99.1

Agrify Announces Third Quarter 2021 Financial Results

Revenue grew 460% year-over-year and 33% sequentially to $15.8 million in Q3 2021

New bookings of $32.2 million, increasing total backlog to $117.5 million

Q4 2021 bookings expected to top $100 million, Q4 2021 revenue expected to be approximately $26 million to $28 million, and full year guidance increased to $60 million to $62 million

BILLERICA, Mass., November 10, 2021 - Agrify Corporation (Nasdaq:AGFY) (“Agrify” or the “Company”), a vertically integrated provider of premium cultivation and extraction solutions for the cannabis and hemp industry, today announced financial results for the period ended September 30, 2021 (“Q3 2021”).

Q3 2021 Highlights

●	Revenue increased 460% to $15.8 million for Q3 2021 compared to $2.8 million for Q3 2020 and increased 33% sequentially from $11.8 million in Q2 2021

●	New bookings were $32.2 million for Q3 2021, and total backlog increased to $117.5 million from $101.1 million at the end of Q2 2021

●	Announced new customer engagements:

o	Signed second Agrify Total Turn-Key Solution (“Agrify TTK Solution”) agreement with True House Cannabis LLC to install up to 214 of Agrify’s Vertical Farming Units (“VFUs”)

●	Based on the newly increased VFU count, this partnership is anticipated to generate an estimated $73 million in revenue in the next 10 years

o	Established multi-year vertical farming research and development partnership with Curaleaf to study the impact of cultivation environment on plant health and harvest yields

●	Expanded and amplified partnership with existing customer, WhiteCloud Botanicals:

o	Shipped 114 new VFUs for WhiteCloud Botanicals’ Phase 2 facility expansion, addressing increased demand in the growing Nevada market

●	Phase 2 of the facility is expected to be fully operational by the end of 2021

●	WhiteCloud Botanicals will feature the Agrify licensed brand, Western Cultured, as well as its own proprietary brand, WhiteCloud, at multiple top-tier dispensaries across Nevada, such as Jardin, ShowGrow, Thrive, Source, Ayr (aka The Dispensary), Green Cannabis Co, and Tryke (aka Reef Dispensaries)

●	Obtained a license from the state of Massachusetts for the cultivation and production of industrial hemp

●	Opened new cultivation and production R&D facility, product showcase, and corporate office in Billerica, Massachusetts, including the launch of Agrify University, a state-of-the-art indoor vertical farming facility and project-based learning program featuring Agrify’s latest technology and advanced cultivation methods for in-classroom and on-demand learning options

“We are thrilled to announce that Q3 was another strong and impactful quarter for our team,” said Raymond Chang, Chief Executive Officer of Agrify. “In the third quarter, we generated new highs in quarterly bookings and revenue while also moving our headquarters to Billerica, Massachusetts, launching Agrify University, securing new business opportunities and partnerships, and expanding our relationship with one of our valued legacy customers.”

Mr. Chang added, “I am immensely proud of our team for showing tremendous character and tenacity in achieving a wide range of objectives in the third quarter and for setting us up for what we believe will be a hugely successful fourth quarter. Not only did we continue to translate the growing demand for our solutions into improved new bookings and revenue in Q3, but we also put a massive amount of time and energy into laying the foundation for the many deals and developments we’ve already announced in Q4, such as our transformative acquisition of Precision Extraction Solutions and Cascade Sciences, our VFU technology improvements, our entry into the attractive Arizona market through our transaction with Olive El Mirage, and our 10-year TTK partnership with Kief USA.”

Mr. Chang concluded, “We fully anticipated that the second half of 2021 would build upon our many successes from earlier in the year while meaningfully reshaping the trajectory of Agrify in a profound way. We believe our recent performance shows that we are right on the mark and confirms that the future looks bright for Agrify. As we forge ahead, we are in advanced discussions with over 20 MSOs, we are actively engaging with more than 15 potential TTK and VFU cash customers, and we continue to explore other strategic acquisition opportunities. We look forward to closing out 2021 well-positioned for accelerated growth, and we will be providing our 2022 outlook in the coming months.”

Key Q4 2021 Developments, To Date

●	Completed transformative acquisition of Precision Extraction Solutions and Cascade Sciences, positioning the Company as the most vertically integrated total solutions provider in the cannabis and hemp market

●	Announced launch of improved VFU technology with enhanced features for increased efficiency and higher-quality yields, developed with contract manufacturer Mack Molding

o	Between Agrify’s Georgia facility and Mack Molding’s operations, the Company can now produce 220-240 VFUs per month

●	Secured order for 400 VFUs from Olive El Mirage, in Arizona, including the opportunity for Olive El Mirage to determine whether to proceed with a cash purchase of the VFUs or finance most of this transaction within 90 days, except without the need for construction financing

●	Secured TTK partnership with Kief USA, including the installation of 485 VFUs at its Massachusetts facility, and 20% of all construction and equipment costs provided by Kief USA

2021 Outlook

As a result of the strength of Agrify’s operations, rapid growth, and new strategic acquisition of Precision Extraction Solutions and Cascade Sciences, the Company expects Q4 2021 bookings to exceed $100 million and Q4 2021 revenue of approximately $26 million to $28 million, bringing our full year guidance to $60 million to $62 million, up from the previous guidance of $48 million to $50 million. We also anticipate our EBITDA margins to improve significantly as we continue to see positive synergies and contributions from our newly acquired extraction division.

Financial Summary

	Three Months Ended		Nine Months Ended
(in $USD 000’s)	Sep. 30, 2021	Sep. 30, 2020	Sep. 30, 2021	Sep. 30, 2020
Total Revenue	15,751	2,813	34,584	7,734
Gross Profit (loss)	(380)	(199)	(393)	860
Gross Margin	(2.4%)	(7.1%)	(1.1%)	11.1%
Total Operating Expenses	9,422	2,386	21,333	9,332
Selling, general and administrative expenses	8,595	1,937	18,850	6,940
Research & Development	827	449	2,483	2,392
Net loss attributable to Agrify Corporation	(9,758)	(2,705)	(19,204)	(8,562)

Adjusted EBITDA

	Three Months Ended		Nine Months Ended
(in $USD 000’s)	Sep. 30, 2021	Sep. 30, 2020	Sep. 30, 2021	Sep. 30, 2020
Pro Forma Adjusted Net Income (Loss)
Net loss from continuing operations	(9,758)	(2,705)	(19,204)	(8,562)
Interest expense (income), net	(45)	103	(68)	139
Other expenses	15	---	78	---
Depreciation and amortization	195	114	508	261
Gain on debt extinguishment	---	---	(2,685)	---
Loss from write-off(1)	---	184	---	846
Transaction costs(2)	2,912	---	2,912	936
Stock-based compensation(3)	1,118	200	4,183	803
Adjusted EBITDA	(5,563)	(2,104)	(14,276)	(5,577)

(1)	Reflects expenses of $739,000 in connection with the development of hardware solutions for deployment of rapid grow solution, and $107,000 expenses related to discarded research and development center in Colorado and loss from sale of fixed assets.
(2)	During 2020, the $856,000 related to our efforts to become publicly listed and $80,000 in legal costs associated with our merger and acquisition activity. During 2021, the $2,912,000 relates to a $2.4 million payment to the lead underwriter in our IPO as an early termination fee related to a right of first refusal for future offerings and $519,000 of legal and other expenses related to the acquisition of Precision Extraction Solutions and Cascade Sciences.
(3)	Current period balances represent stock-based compensation expense and a one-time issuance of 8,000 shares of common stock to executive of Harbor Mountain Holdings, LLC for achieving certain milestones from the acquisition date through March 31, 2021. The common shares were valued at $176,000 based on the Company’s closing stock price on September 20, 2021.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net income (loss) provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our audited consolidated financial statements which are prepared in accordance with GAAP, we use “Adjusted EBITDA”, which is a non-GAAP financial measure. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:

We define Adjusted EBITDA as net income (loss) excluding interest expense, income taxes, depreciation and amortization, share-based compensation and other unusual and/or infrequent costs (i.e., change in fair value of derivatives liabilities, loss on debt extinguishment, one-time loss from write off and sale of fixed assets, costs associated with efforts to become public, acquisition related fees), which we do not consider in our evaluation of ongoing operating performance.

Conference Call

Agrify will host a conference call and webcast to review its financial results for the third quarter ended September 30, 2021, today, November 10, 2021 at 8:00 a.m. Eastern Time (ET).

The conference call will be webcast with an accompanying slide deck, which can be accessed by visiting Agrify’s investor relations website at ir.agrify.com. All interested parties are invited to listen to the live conference call and presentation by dialing the number below or by clicking the webcast link.

DATE:	Wednesday, November 10, 2021
TIME:	8:00 a.m. ET
DIAL-IN NUMBER:	(844) 792-4409
WEBCAST	Click here to join
CONFERENCE ID:	1576399
REPLAY:	(855) 859-2056 or (404) 537-3406 Available until 11:00 a.m. ET Wednesday, November 17, 2021 Replay Code: 1576399

About Agrify (Nasdaq:AGFY)

Agrify is a vertically integrated provider of premium cultivation and extraction solutions for the cannabis and hemp industry. Our proprietary micro-environment-controlled Vertical Farming Units (VFUs) enable our customers to produce the highest quality products with unmatched consistency, yield, and ROI at scale. Agrify brings data, science, and technology to its customers for unparalleled control over cultivation and extraction. For more information, please visit Agrify at http://www.agrify.com, and Precision Extraction, a division of Agrify, at http://www.precisionextraction.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue growth, profitability, the Agrify TTK Solution, our order backlog and sales pipeline, future prospects and financial performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2020 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Company Contacts

Agrify
Niv Krikov
Chief Financial Officer
niv.krikov@agrify.com
(617) 896-5240

Investor Relations
Brian Pinkston
ir@mattio.com
(703) 926-9159

Media Contact

Renee Cotsis
renee@mattio.com

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